Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT
This SEPARATION AND TRANSITION AGREEMENT (this “Agreement”) is entered into by and between Penn Virginia Corporation (the “Company”) and Steven A. Hartman (the “Executive”) effective, except as provided in Section 3.3 below, as of this 1st day of July 2019.
WHEREAS, the Executive has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since December 2010 and has served as an employee of the Company since August 2003;
WHEREAS, the Executive previously received grants of (i) 63,762 time-vested restricted stock units, of which 21,254 restricted stock units remain outstanding and eligible to vest on September 12, 2019 (the “2016 RSUs”), (ii) 5,000 time-vested restricted stock units, of which 3,000 remain outstanding and eligible to vest in equal installments on January 26 of 2020, 2021 and 2022 (the “2017 RSUs”), and (iii) 5,000 performance-based restricted stock units (the “Performance-Based RSUs” and together with the 2016 RSUs and the 2017 RSUs, the “Equity Awards”) under the Penn Virginia Corporation 2016 Management Incentive Plan (as the same may be amended, the “Equity Plan”);
WHEREAS, the Executive will step down from his positions as an officer and employee of the Company, effective as of December 31, 2019, or such earlier time as requested by the Company; and
WHEREAS, the Executive and the Company wish to resolve all matters related to the Executive’s employment with the Company and the termination thereof, on the terms and conditions expressed in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, hereby agree as follows:
1.Termination of Employment. The Executive and the Company agree that the Executive’s employment with and position as Senior Vice President, Chief Financial Officer and Treasurer of the Company, and all other positions that the Executive may hold as an employee, officer or director of the Company or any of its subsidiaries or affiliates, shall cease to be effective as of 11:59 p.m. Central Time on December 31, 2019 or such earlier date as requested by the Company in a written notice provided to Executive no less than five business days prior (such date the “Separation Date”). The Executive agrees to remain employed by the Company, at his current base salary ($283,250 annually), and continue to perform his duties in good faith through the Separation Date, including by assisting in the transition of his role to a successor officer. For purposes of this Agreement, “good faith” means performance of duties in a manner that would not give rise to a termination for Cause (as such term is defined in the Penn Virginia Corporation 2017 Special Severance Plan, as in effect as of the date of this Agreement); provided that in no event shall Executive’s termination be for “Cause” under subsection (i) of such definition unless (x) the events or circumstances serving as the basis for Cause shall have occurred and the Company provides Executive with written notice thereof within thirty (30) days after the Company first has knowledge of such events or circumstances giving rise thereto, and (y) Executive fails to fully cure the circumstance or event so identified within thirty (30) days after receipt of such notice.
2.Accrued Rights; Separation Pay; Other Benefits.
2.1    Accrued Rights. The Executive shall be entitled to payment of his regular base salary earned through the Separation Date and all expense reimbursements properly accrued and submitted on or before the Separation Date, which amounts shall be payable in a lump sum within fifteen (15) days following the Separation Date. In addition, the Executive shall be entitled to any payments due to him under the Company’s benefit plans, programs or arrangements, with such amounts payable in accordance with the terms of such plans, programs or arrangements.
2.2    Separation Pay; 2019 Bonus; Equity Awards. Conditioned upon (i) the Executive’s timely execution, delivery, and non-revocation of this Agreement (including the releases of claims described in Sections 3.1 and 3.3 below that form a material part of this Agreement), (ii) the Executive’s continued performance of his duties in manner consistent with Section 1 hereof, (iii) the Executive’s execution and delivery, on the Separation Date, and subsequent non-revocation of the Supplemental Release in the form set forth as Attachment A hereto, and (iv) both this Agreement and the Supplemental Release becoming effective and irrevocable in accordance with their terms, the Company will provide the Executive with the following benefits:
(a)    A lump sum cash severance payment in the amount of $283,250, less applicable withholding taxes, payable within thirty (30) days following the Separation Date, but in no event earlier than January 1, 2020.
(b)    A lump sum cash payment equal to the annual bonus Executive would have earned for 2019 based on the Company’s actual performance for the year as applied to other officers of the Company (before adjustments for individual performance) prorated based upon the number of days the Executive is employed by the Company in 2019 (if the Separation Date occurs before December 31, 2019). Such amount shall be less applicable withholding taxes and payable in 2020 at the same time and, other than as expressly described herein, upon the same terms as bonuses are paid to officers of the Company generally;
(c)    If the Executive timely elects continuation coverage through COBRA (in accordance with the terms of the Company’s health plan), continued receipt of the applicable subsidy towards the cost of such continuation coverage equivalent to that provided to active employees of the Company for a up to one year following the Separation Date (or, if shorter, until such time as the Executive becomes eligible for coverage under a subsequent employer’s health plan);
(d)    Company-paid outplacement services through an agency selected by the Executive, provided that the cost of such services shall not exceed $10,000; and
(e)    Treatment of the Equity Awards upon the Executive’s termination of employment as if such employment had been terminated by the Company without Cause on December 31, 2019 in accordance with the existing terms of the Equity Plan and the Equity Awards. For the avoidance of doubt, the Executive shall be entitled, in accordance with the terms of the

Equity Plan and the Equity Awards, to vesting of (i) all of the 2016 RSUs (in accordance with their normal vesting schedule on September 12, 2019), (ii) an additional 1,000 of the 2017 RSUs (vesting upon termination of employment), and (iii) 3,917 of the Performance-Based RSUs (vesting upon termination of employment). If the 2016 RSUs vest and settle in accordance with the terms thereof prior to the Separation Date, they shall no longer be subject to the terms of this Agreement.
2.3    No Other Benefits. Except as provided in this Agreement and standard employee benefits provided to all active, full-time employees, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment through the Separation Date or the termination thereof.
3.Releases of Claims.
3.1    Executive’s Release. Except for those obligations of the Company under this Agreement and the Equity Awards, and in consideration for the promises described herein, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, members, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, the “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands, causes of action, rights, liabilities, costs or expenses, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, related to any fact, circumstance or event occurring or existing at any time before the Executive’s execution of this Agreement, arising out of or in any way connected with the Executive’s engagement by, employment relationship with or separation from the Company, including by way of example only, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, Claims of breach of contract, tort Claims, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance, including Claims for attorneys’ fees. The Executive, on behalf of the Releasors, expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims. Nothing in this Agreement, however, shall be construed as prohibiting the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, the Executive agrees that if such a charge or complaint is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit the Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.
3.2    ADEA Waiver. In consideration for the payments and other promises described in Section 2.2 above, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors, forever gives up, waives, discharges and releases the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims set forth in this Section 3.2, the Executive agrees and acknowledges that he has at least twenty-one (21) days to consider this Section 3.2 and if the Executive signs this Agreement earlier, he does so voluntarily, freely and without reservation. The Executive further agrees and acknowledges that he has seven (7) days after he signs this Agreement to revoke his release of claims under this Section 3.2. In order to revoke his release of claims under this Section 3.2, the Executive must do so in writing delivered to the Company on or before 5:00 p.m. of the seventh (7th) day after the execution of this Agreement. If the release of claims under this Section 3.2 is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after the Executive signs this Agreement, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this Agreement is executed.
4.Advice of Counsel. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT HE HAS BEEN AFFORDED AN OPPORTUNITY FOR COUNSEL OF HIS CHOOSING TO READ AND REVIEW IT AND THAT HE IS SIGNING THIS AGREEMENT FREELY, VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS TERMS AND CONSEQUENCES.
5.Non-Disparagement. The Executive agrees that he shall not disparage the Company (or any officer, director or affiliate thereof) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the officer, director or affiliate with the public generally, or with any of the Company’s customers, vendors or employees.
6.Continuing Obligations.
6.1    Confidentiality. During the course of the Executive’s employment with the Company, the Executive has been and will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive covenants and agrees that at all times during the Executive’s employment with the Company and thereafter the Executive will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is or was conceived or developed by the Executive, applicable to or in any way related to: (i) the past, present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any customer, client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, product roadmaps, financial statements, profit margins and all information concerning existing or potential customers, clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any employee, officer, director or consultant of the Company by third parties during the course of Executive’s employment with the Company that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquired from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates, or the predecessors of any such entities. For the avoidance of doubt, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation. In addition, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.2    Return of Property. The Executive represents and warrants that following the e Separation Date, he will not retain, or deliver to any person or entity (including the Executive by means of a Company or personal or other non-Company e-mail account owned or used by the Executive), any Company property, including the original and any copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information within his possession, custody, or control. The Executive further agrees not to keep any Company documents in the Executive’s possession or under the Executive’s control, re-create any Company documents, or deliver any Company documents to any third party.
6.3    No Solicitation. The Executive agrees that, through the Separation Date and for a period of eighteen (18) months thereafter (the “Nonsolicitation Period”), he will not directly or indirectly through another entity induce or attempt to induce any employee of the Company or any of its parents, subsidiaries or affiliates, to leave the employment of the Company, it parents, subsidiaries or such affiliate, or in any way interfere with the relationship between the Company or any such parent, subsidiary or affiliate and any employee thereof. The foregoing shall not prohibit a general solicitation to the public of general advertising not specifically directed at Company employees.
7.Further Assurances; Cooperation. Each party shall cooperate with the other party as reasonably requested by the other party in connection with the performance of their respective obligations under this Agreement. For a period of twelve months following the Separation Date, the Executive agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall promptly reimburse the Executive for reasonable documented expenses incurred by the Executive in complying with this Section 7 provided that Executive shall be required to obtain prior consent for any expenses that could exceed $5,000.
8.Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such matters. This Agreement may be modified or amended only with the written consent of both parties. The Company may assign its rights and obligations hereunder to any person without the prior written consent of the Executive. This Agreement is for the Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.
9.No Admission of Liability. It is understood and agreed that this is a settlement of any potential claims, and that the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose. It is further agreed and understood that this Agreement is being entered into solely for the purpose of avoiding any expense and inconvenience from defending against any and all claims, rights, demands, actions, obligations, liabilities, and causes of action referred to herein. Liability for any and all claims or potential claims is expressly denied by the Executive and the Company.
10.Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.
11.Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

If to the Company:
Penn Virginia Corporation
16285 Park Ten Place, Suite 500
Houston, Texas 77084
Attention: General Counsel

If to the Executive:
to the last residential address known by the Company.
12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or electronically mailed copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.
13.Governing Law; Jurisdiction; Venue. The laws of the State of Texas, applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement. The Company and the Executive hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of Texas (the “Texas Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Texas Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Texas Courts, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Texas Courts has been brought in an improper or inconvenient forum.
14.Compliance with Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.
COMPANY                             EXECUTIVE
Penn Virginia Corporation

/s/ John A. Brooks                        /s/ Steven A. Hartman
Name: John A. Brooks                    Steven A. Hartman
Title: President and Chief Executive Officer            Date: July 1, 2019
Date: July 1, 2019

SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release (this “Supplemental Release”), is made between Steven A. Hartman (the “Executive”) and Penn Virginia Corporation (the “Company”), pursuant to the Separation and Transition Agreement dated July 1, 2019 by and between the Executive and the Company (the “Separation Agreement”).
Release of Claims. Except for those obligations of the Company under the Separation Agreement and the Equity Awards (as defined in the Separation Agreement), and in consideration for the promises described in the Separation Agreement, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, members, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, the “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands, causes of action, rights, liabilities, costs or expenses, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, related to any fact, circumstance or event occurring or existing at any time before the Executive’s execution of this Agreement, arising out of or in any way connected with the Executive’s engagement by, employment relationship with or separation from the Company, including by way of example only, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, Claims of breach of contract, tort Claims, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance, including Claims for attorneys’ fees. The Executive, on behalf of the Releasors, expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims. Nothing in this Agreement, however, shall be construed as prohibiting the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, the Executive agrees that if such a charge or complaint is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit the Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.
ADEA Waiver. In consideration for the payments and other promises described in Section 2.2 of the Separation Agreement, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors, forever gives up, waives, discharges and releases the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims set forth in this Supplemental Release, the Executive agrees and acknowledges that he has at least twenty-one (21) days to consider this Supplemental Release and if the Executive signs this Supplemental Release earlier, he does so voluntarily, freely and without reservation. The Executive further agrees and acknowledges that he has seven (7) days after he signs this Supplemental Release to revoke his release of claims under this Supplemental Release. In order to revoke his release of claims under this Supplemental Release, the Executive must do so in writing delivered to the Company on or before 5:00 p.m. of the seventh (7th) day after the execution of this Supplemental Release. If the release of claims under this Supplemental Release is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after the Executive signs this Supplemental Release, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this Supplemental Release is executed.
Upon its execution and effectiveness, this Supplemental Release shall constitute a part of the Separation Agreement entered into by and between the Company and the Executive, which is referenced and incorporated in full herein. Except as otherwise set forth in this Supplemental Release, this Supplemental Release shall be governed by the terms and conditions of the Separation Agreement.
IN WITNESS WHEREOF, the parties have executed this Supplemental Release as of the dates indicated below.
COMPANY                             EXECUTIVE
Penn Virginia Corporation

/s/ John A. Brooks                        /s/ Steven A. Hartman
Name: John A. Brooks                    Steven A. Hartman
Title: President and Chief Executive Officer            Date: July 1, 2019
Date: July 1, 2019